Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:

China Shen Zhou Mining & Resources, Inc.

Gentlemen:

We have read Item 4.01 included in the Form 8-K dated February 27, 2007 of China Shen Zhou Mining & Resources, Inc. (formerly Earth Products & Technologies, Inc.) (Commission File No. 033-03385-LA) filed with the U.S. Securities and Exchange Commission and are in agreement with the statement contained therein. We are not in a position to agree or disagree with the disclosures regarding Horwath International.

/s/ Eva Yi-Fang Tsai

e-Fang Accountancy Corp.

City of Industry, CA 91748